Exhibit 10.35

APEX SYSTEMS, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), made as of January 8, 2007, by and between RAND BLAZER (the "Employee") and APEX SYSTEMS, INC., a Virginia corporation (the "Company"), provides:
In consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee and the Company agree as follows:
1.Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company to serve as Chief Operating Officer of the Company, upon and subject to the terms and conditions hereafter set forth.
2.Term of Employment. The term of this Agreement and of the Employee's employment with the Company shall be effective for the period beginning on the earlier of (i) June 1, 2007 and (ii) such other date as the Employee and the Company may agree (the “Effective Date”) and ending on December ____, 2010, unless sooner terminated in the manner herein provided. This Agreement shall automatically renew for one additional year unless either party provides the other with written notice on non-renewal after March 31, 2010 and before June 30, 2010, unless sooner terminated as provided herein.
3.Duties. The Employee shall perform to the very best of his ability and in the best interests of the Company all executive, managerial and other duties both (i)

mandated for the office of Chief Operating Officer pursuant to the By-laws of the Company as in force and effect from time to time and (ii) reasonably assigned to him by the Board of Directors of the Company. The Employee shall perform his duties hereunder on a full time and exclusive basis to the Company. Such duties shall be performed at the office of the Company located in Richmond, Virginia, approximately 2-3 business days of each week, and at the office of the Company located in Alexandria, Virginia, the remaining business days of the week. The Employee may also periodically perform such duties at any other reasonable location as determined by the Board of Directors.
4.Compensation.
4.1    Salary and Bonus.    The Company shall pay to the Employee an annual salary at a rate not less than $500,000 per year and such bonus as determined by the Board of Directors of the Company in its sole discretion, not to exceed $100,000 per year. The Company, during the term of the Employee's employment, shall pay to the Employee his salary in equal weekly installments. The Board of Directors shall meet at least once each calendar year with the Employee to evaluate his performance and determine his bonus, if any.
4.2    Severance Pay. (a) In the event that the Employee's employment hereunder is terminated for any reason other than (i) by the Company as described under Section 8.1 below; (ii) by the Employee as described under Section 8.3 below; or (iii) as described under Section 8.4(b) below, or this Agreement expires, the Company shall have no further obligation to the Employee except to pay any unpaid and annual accrued salary up to the effective date of such termination.

(b)    If the Employee’s employment hereunder is terminated (i) by the Company as described under Section 8.1(a) below; (ii) by the Employee as described under Section 8.3 below; or (iii) as described under Section 8.4(b) below, then the Employee shall receive severance pay on a monthly basis for the twelve (12) immediately subsequent months after his effective date of termination in an amount equal to one twelfth (1/12) of the Employee’s salary in effect as of such effective date, payable each month in accordance with the Company’s then current payroll procedures, provided, however, such monthly payments shall be reduced by the amount of any disability insurance payments which the Employee receives in such given month pursuant to any disability insurance policies insuring the Employee which are owned or purchased by the Company.
(c)    If the Employee’s employment hereunder is terminated by the Company as described under Section 8.1(b) below, then the Employee shall receive severance pay on a monthly basis for the three (3) immediately subsequent months after his effective date of termination in an amount equal to one twelfth (1/12) of the Employee’s salary in effect as of such effective date, payable each month in accordance with the Company’s then current payroll procedures.
4.3    Withholding. The Company shall withhold any applicable federal or state income tax, social security taxes or other taxes from the Employee’s compensation paid hereunder.
5.Paid Time Off. During the term of this Agreement, the Employee shall be entitled to twenty-five (25) business days of paid time off per year for vacation, sick, education and other purposes for each calendar year, without loss of pay and such other additional business days authorized by the Board of Directors of the Company. Such paid time off leave shall (a) be non-cumulative in that any unused leave may not be carried over to a subsequent year and (b) be forfeited to the extent unused as of the effective date of termination or non-renewal of this Agreement.
6.Benefits.    During the term of the Employee's employment, the Employee shall receive and be entitled to participate in all benefits (in amounts as determined by the Board of Directors) offered or provided to Brian J. Callaghan, Edwin A. Sheridan, IV, Theodore Hanson and Jeffrey E. Veatch (collectively referred to herein as the “Executive Officers”), including but not limited to health insurance, life insurance and participation in the Company’s 401(k) retirement plan. The Company shall reimburse the Employee for all reasonable travel, entertainment and similar expenses incurred in the promotion of the Company's business according to the same standards that are applicable to the Executive Officers. The Company shall also reimburse the Employee for all reasonable cellular telephone, DSL, laptop computer and similar expenses incurred in the promotion of the Company's business according to the same standards that are applicable to the Executive Officers. The Employee shall also be entitled to an automobile allowance of up to $475 per month.
7.Relocation Expenses
7.1    If, during the term of this Agreement, the Employee, at the request of the Board of Directors of the Company, establishes a permanent residence in the Richmond, Virginia, Metropolitan Area (“Richmond Residence”), the Company, not more than ninety (90) days after the date on which the Employee shall purchase a Richmond

Residence, shall pay or reimburse the Employee for Relocation Expenses (as defined herein) in an amount in the aggregate not more than $500,000.
7.2    The term “Relocation Expenses” shall mean costs and expenses reasonable and necessarily incurred by the Employee as a result of and as a condition to his employment by the Company and which would not otherwise have been incurred by the Employee and are not otherwise recoverable by him. Relocation Expenses shall include: real estate commissions, legal fees, recording fees and other costs and expenses incurred in connection with the sale of the current residence of the Employee and reflected in the Settlement Statement on Form HUD 1 prepared in connection with the settlement or closing of the sale; appraisal fees, legal fees, recording fees and other costs and expenses incurred in connection with the purchase of a Richmond Residence and reflected on the Settlement Statement on Form HUD 1 prepared in connection with the settlement or closing of the purchase; and costs of moving the household goods of the Employee from his current residence to a New Residence.
7.3    The Employee shall maintain and furnish the Company with a statement of Relocation Expenses to be paid or reimbursed by the Company, together with copies of such vouchers, receipts and other documents as the Company may deem reasonably necessary to substantiate the same.
7.4    All payments or reimbursements of Relocation Expenses by the Company shall be made or paid upon and subject to the conditions that:
(a)    If and to the extent that any Relocation Expenses shall be disallowed as payments deductible as “moving expenses” by the Employee or excludable from the gross income of the Employee under applicable federal and state income tax laws and regulations or shall not be substantiated by the Employee, the same shall constitute additional compensation paid by the Company to the Employee.
(b)    If, in the period of eighteen (18) months from and after the Effective Date, the Employee’s employment hereunder is terminated (i) by the Employee as described under Section 8.1(a) or (ii) by the Company as described under Section 8.2, the Employee, not more than thirty (30) days after the date on which the termination of employment is effective, shall repay or refund to the Company all Relocation Expenses theretofore paid or reimbursed by the Company; provided, however, that, if and to the extent that such Relocation Expenses shall not be repaid or refunded by the Employee to the Company, the Company shall deduct or offset the same from or against any amounts payable to the Employee hereunder as compensation, Severance Pay or otherwise.

8.	Termination of Employment.
8.1    Termination Without Cause. (a) This Agreement may be terminated without cause by either party delivering to the other one hundred eighty (180) days written notice of termination prior to the date of termination specified in the notice. For purposes hereof, any termination pursuant to this Section 8.1 shall be deemed a termination “Without Cause”.
(b)    Notwithstanding anything to the contrary herein, in the event that there is a Change of Control Transaction (as defined below) with respect to the Company, the Company shall have the right to terminate the Agreement without cause by delivery to the Employee ninety (90) days written notice prior to the date of termination specified in the notice. The term “Change of Control Transaction” shall mean (i) the transfer of capital stock, merger, reorganization, equity exchange or sale, exchange or disposition of assets as a result of which more than one-half of all shares of capital stock of the Company outstanding as of the date of the Change in Control Transaction are transferred or assigned to or (ii) the sale, assignment or other disposition of all or substantially all of the assets of the Company to, any person or entity other than one or more of the Executive Officers or any entity directly or indirectly controlling, controlled by, or in common control with one or more of the Executive Officers.
8.2    Termination for Cause by the Company. This Agreement may be terminated by the Company immediately upon and without an opportunity to cure upon the occurrence of any of the following:
(a)    The conviction of the Employee for any felony or crime of moral turpitude or any other cause that constitutes a material adverse reflection upon the reputation or good standing of the Company as reasonably determined by the majority vote of the Board of Directors of the Company;
(b)    The breach of any of the material terms of this Agreement by the Employee as reasonably determined by the majority vote of the Board of Directors of the Company provided such breach continues for more than thirty (30) days after the Company has delivered written notice thereof to the Employee;
(c)    The commission of an act of fraud, willful misconduct, dishonesty against the Company as reasonably determined by the majority vote of the Board of Directors of the Company;

(d)    the Employee’s unauthorized disclosure of confidential information of the Company; or
(e)    the Employee engages in a persistent pattern of conduct and/or omissions constituting his repeated failure to carry out the directions of the Company’s Board of Directors so long as the implementation of such directions would not cause the Employee to violate any law or regulation.
For purposes hereof, any termination pursuant to this Section 8.2 shall be deemed a termination “With Cause”.
8.3    Termination for Cause by the Employee. If the Company breaches any of the material terms of this Agreement and such breach continues for more than thirty (30) days the Employee has delivered written notice thereof to the Company, this Agreement may be terminated by the Employee immediately upon delivery of notice to the Company.
For purposes hereof, any termination pursuant to this Section 8.3 shall be deemed a termination “With Cause”.
8.4    Automatic Termination. This Agreement shall automatically terminate upon the occurrence of any of the following:
(a)    The death of the Employee; or
(b)    The disability of the Employee. For purposes of this Agreement, the Employee shall be deemed to have suffered a disability if a physician licensed to practice medicine in Virginia, as chosen by the President of the Company, delivers a written opinion to the Board of Directors of the Company that the Employee is and will be for a period more than twelve (12) months unable to fulfill his normal duties and responsibilities as an officer and/or employee of the Company by reason of accident, physical illness or mental illness. If the Employee disputes such physician's opinion, he shall choose another physician licensed to practice medicine in Virginia who shall render a separate written opinion to the Board of Directors of the Company with reasonable speed. In the event the two opinions are at variance, such two physicians shall be asked to agree on a third physician licensed to practice medicine in Virginia to render a third or final opinion with reasonable speed. The written opinion of such third physician shall be controlling on the issue in question upon its receipt by the Board of Directors of the Company. The fees of any or all of such physicians shall be paid by the Company. Notwithstanding anything to the contrary above, in the event that the Company is beneficiary of a permanent disability insurance policy covering the Employee which provides for a lump sum benefit, and if the Employee has not yet been designated as disabled as provided hereunder, the Employee shall be deemed disabled on the date that he is so deemed under the aforementioned insurance policy. The effective date of the Employee’s termination hereunder due to disability shall be the earlier of (i) the date on which the first opinion or, in the event that the Employee disputes such, the third and final opinion of a physician is delivered to the Board of Directors of the Company or (ii) the date the Employee is deemed disabled under an insurance policy described above.
9.Confidential Information. As consideration for and to induce the employment of the Employee by the Company, the Employee hereby covenants and agrees that:

(a)    All information relating to or used in the business and operation of the Company (including but not limited to proprietary business methods, billing methods, identities of accounts and customers, product and service development information, computer and computer software design information and manufacturing information, if any), whether prepared, compiled, developed, or obtained by the Employee or by other employees or members of the Company, prior to or during the term of the employment of the Employee, are and shall be confidential information and/or the trade secrets and the exclusive property of the Company.
(b)    All data and information relating to the businesses and operations of customers of the Company, whether prepared, compiled, developed or obtained by the Employee or by other employees or the Company or its customers prior to or during the term of the employment of the Employee, are and shall be confidential information and the exclusive property of the Company or its customers, or both.
(c)    All records of and materials relating to trade secrets of the Company and to confidential information which are the property of the Company or its customers, or both, whether in written form or in a form produced or stored by any electrical or mechanical means or process (including, but not limited to, drawings, diagrams, work notes, cards, tapes, diskettes, studies, reports and correspondence), whether prepared, compiled or obtained by the Employee or by other employees or the Company or its customers prior to or during the term of the employment of the Employee, shall be the exclusive property of the Company or its customers, or both.
(d)    Except in the regular course of his employment by the Company or as the Company may expressly authorize or direct in writing, the Employee shall not, during or after the term of his employment, copy, reproduce, disclose or divulge to others, use or permit others to use any trade secrets of the Company or any confidential information which is the property of the Company or its customers, or any records of or materials relating to any such trade secrets or confidential information. The Employee further covenants and agrees that during the term of his employment he shall not remove from the custody and control of the Company any records or any materials relating to such trade secrets and confidential information and that upon the termination of his employment he shall deliver all such material to the Company. Notwithstanding anything to the contrary, the Employee shall not be deemed in violation of this Section if he is required to testify or produce documents pursuant to any court order, notice of deposition or subpoena related to any litigation or governmental proceeding or investigation provided that the Employee has given the Company reasonable prior written notice of such testimony or document production so that the Company may take such action as it desires to protect its trade secrets and confidential information.
10.Covenant Not To Compete. As consideration for and to induce the employment of the Employee by the Company, the Employee hereby covenants and agrees that:
(a)    Beginning on the date of the termination of this Agreement for any reason, including resignation by the Employee or the non-renewal hereof, and continuing for the period of one (1) year thereafter, he will not (i) offer or provide any technical personnel staffing services to any “Customers” of the Company or (ii) directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or serve as an employee, agent, or representative of, any corporation, association, partnership, proprietorship or other business entity that (A) provides technical personnel staffing services within a ten (10) mile radius of (i) any office of the Company which is in operation as of such termination (the “Restricted Territory”) and (B) employs or uses the Employee in any capacity related to the providing of technical personnel staffing services within the Restricted Territory. For purposes hereof, “Customer” shall mean any person to which the Company has provided of technical personnel staffing services within the Restricted Territory within the twelve (12) month period immediately preceding the termination of this Agreement.
(b)    All the business relationships which the Company has with its customers are valuable assets and, accordingly, the Employee will take no action which would reasonably be expected to either undermine the ownership of such assets or interfere with the full enjoyment of such assets by the Company.
11.Non-Hiring of Employer’s Employees. As consideration for and to induce the employment of the Employee by the Company, the Employee hereby covenants and agrees that beginning on the date of the termination of this Agreement, for any reason, including the resignation of the Employee or the non-renewal hereof, and continuing for a period of one (1) year thereafter, the Employee shall not directly solicit to hire or hire any employee of the Company for the Employee’s own account or for the account of any other person or entity, besides the Company, for any reason whatsoever. For purposes hereof, “employee of the Company” shall mean any person who is or was employed by the Company at the time during the one (1) year period immediately preceding the date on which the Employee solicits to hire such person.

12.	Special Remedies. The Employee hereby covenants and agrees that:
(a)    Any breach or threatened breach by him of Sections 9, 10 and 11 above will result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law because the duties which he rendered to the Company were of a special, unique and extraordinary character. The Employee further agrees that in the event of such a breach, that the Company shall be entitled to an immediate injunction to prevent such violations and to all costs and expenses incurred as a result, including reasonable attorney’s fees, in addition to any other remedies, including damages.
(b)    The geographical area, activity and time period restrictions imposed upon him in Sections 9, 10 and 11 above, as the case may be, are fair and reasonably required for the protection of the Company. Each of Sections 8, 9 and 10, and the separate sections, paragraphs and items within such sections, are separate covenants. However, if a court of competent jurisdiction shall refuse to enforce all of the separate covenants of the aforementioned Sections, then such unenforceable covenants shall be separated from the provisions hereof to the extent necessary to permit the remaining covenants to be enforced. In the event that a court of competent jurisdiction determines that the geographical area, activity or time period restrictions exceed whatever standards which the court deems enforceable, then such restrictions shall be reformed by such court and be applicable for such lesser geographical area, activity or time period. The parties agree to be bound by such judicial modification with the same force and effect as if such modification were contained in the covenants in the first instance.
(c)    In the event that a legal action is commenced with respect to any of the provisions of this Section to enforce Section 10 above, the one (1) year period described in Section 9 shall run from the date of any Final Judicial Determination of such legal action. "Final Judicial Determination" shall mean the day on which the time to appeal from a final judgment in such legal action expires or, if an appeal be taken, the day on which a final determination of the appellate proceeding occurs.
13.Survival. The agreements and covenants made by the Employee in and the obligations of the Employee under Sections 9, 10, 11 and 12 above shall survive the expiration of this Agreement and the termination of the employment of the Employee hereunder. Each such agreement and covenant by the Employee shall be construed as a covenant and agreement independent of any other provisions herein, and the existence of any claim or cause of action by the Employee against the Company shall not constitute a defense to the enforcement of provisions of any such covenant or agreement.
14.Consent to Jurisdiction and Venue. The Employee hereby irrevocably submits to the non-exclusive jurisdictions of any Circuit Court of the Commonwealth of Virginia or United States District Court located in the City of Richmond or the County of Henrico, Virginia, in any action or proceeding arising out of, or relating to, this Agreement, and the Employee hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. The Employee agrees that a final judgment in any action or proceeding shall, to the extent permitted by applicable law, be conclusive and may be enforced in other jurisdictions by suit on the judgment, or in any other manner provided by applicable law related to the enforcement of judgments. Nothing contained herein shall affect the Employee’s right to appeal.
15.Attorneys’ Fees. If any action or proceeding is brought to enforce any rights or obligations hereunder, the party that substantially prevails in such action or proceeding shall be reimbursed by the other party for all costs and expenses (including any reasonable attorneys’ fees) incurred by such party with respect to such action or proceeding. Such reimbursement shall be payable upon demand.
16.Assignment. The Employee acknowledges that this Agreement is a personal services contract. Accordingly, this Agreement may not be assigned by the Employee without the prior written consent of the Company. Notwithstanding the foregoing, in the event that all or substantially all the assets of the Company are sold to any person or entity, the Company in its sole discretion shall have the right to assign this Agreement in connection with such sale to the pertinent purchaser and this Agreement shall continue in full force and effect. Similarly, if there is a merger, consolidation, share exchange of the Company with another entity and such other entity is the survivor of such transaction (that is, the Company does not survive), this Agreement shall be deemed automatically assigned to such other entity and continue in full and force and effect.
17.Notices. All notices, consents, and other communications to, upon, and between the respective parties hereto shall be in writing and shall be deemed to have been given, delivered, or made when sent or mailed by registered or certified mail, postage prepaid, and return receipt requested addressed to the Company at 2235 Staples Mill Road, Suite 200, Richmond, Virginia 23230 and to the Employee at his address shown upon the employment records of the Company.
18.Modification. No provision of this Agreement, including any provision of this Section, may be modified, deleted or amended in any manner except by an agreement in writing executed by the parties hereto.
19.Benefit. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and its successors and assigns and by the Employee and his personal representatives.
20.Severability. In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.
21.Construction. This Agreement is executed and delivered in the Commonwealth of Virginia and shall be construed and enforced in accordance with the laws of such state.
22.Headings. The underlined headings provided herein are for convenience only and shall not affect the interpretation of this Agreement.
23.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed as original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

APEX SYSTEMS, INC.

By:    /s/ Theodore S. Hanson
Theodore S. Hanson
Its:    Chief Financial Officer

EMPLOYEE

/s/ Rand Blazer
Rand Blazer

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